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                   AMENDMENT TO FUND PARTICIPATION AGREEMENT
                                    Between
                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK
           (FORMERLY, GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK)
                                      And
                         J. P. MORGAN SERIES TRUST II

The insurance company executing this Amendment, Genworth Life Insurance Company of New York, formerly GE Capital Life Assurance Company of New York ("Insurance Company"), and J.P. Morgan Series Trust II (the "Trust"), on behalf of itself and each of its series (each a "Fund", collectively, the "Funds"), hereby agree to amend the Fund Participation Agreement dated September 2002, to which they are parties (the "Agreement"), as of March 9, 2007, by (i) updating all references to the Insurance Company to reflect the Insurance Company's new name; (ii) adding new Article XV to the Agreement, effective as of April 16, 2007, as mandated by Rule 22c-2 of the Investment Company Act of 1940 (the "Investment Company Act"); and (iii) updating the Schedules to the Agreement. This Amendment supplements the Agreement; to the extent terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control.

I. References to the Insurance Company

   All references in the Agreement to "GE Capital Life Assurance Company of New York" shall be changed to "Genworth Life Insurance Company of New York."

II.New Article XV

   The following new Article XV is added to the Agreement:

                      Article XV Shareholder Information

   15.1 Agreement to Provide Information. Insurance Company agrees to provide the Fund, or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Insurance Company Fund Account maintained by the Insurance Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

       15.l.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which

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       transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the period) or for specified periods of time. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

          15.l.l.a Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any market timing and abusive trading practices.

       15.1.2 Form and Timing of Response. (a) Insurance Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 15.1. If requested by the Fund, or its designee, Insurance Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 15.1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 15.1 for those shareholders who hold an account with an indirect intermediary or
       (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Insurance Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Insurance Company. (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

          15.1.3 Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Amendment for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

   15.2 Agreement to Restrict Trading. Insurance Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Insurance Company Fund Account) that violate policies established by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices. Unless otherwise directed by the Fund, any such restrictions or

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   prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
   Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Insurance Company. Instructions must be received by us at the address provided in Section 12 of this Agreement, or such other address that Insurance Company may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

       15.2.l Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

       15.2.2 Timing of Response. Insurance Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

       15.2.3 Confirmation by Insurance Company. Insurance Company must provide written confirmation to the Fund that instructions have been executed. Insurance Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

   15.3 Definitions. For purposes of this Amendment:

       15.3.1 The term "Insurance Company Fund Account" means an omnibus account with the Fund maintained by Insurance Company.

       15.3.2 The term "Fund" includes JPMorgan Distribution Services, Inc., which is the Fund's principal underwriter, the Fund's transfer agent and the series of the Trust listed in the Agreement.

       15.3.3 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by or through an Insurance Company Fund Account.

       15.3.4 The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Insurance Company ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

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       15.3.5 The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

       15.3.6 The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

       15.3.7 The term "written" and/or "in writing" includes electronic writings and facsimile transmissions.

       15.3.8 The term "intermediary" shall mean a "financial intermediary" as defined in Rule 22c-2 of the Investment Company Act.

       15.3.9 The term "purchase" does not include the automatic reinvestment of dividends.

       15.3.10 The term "promptly" as used in 15.1.2 shall mean as soon as practicable but in no event later than 10 business days from the Insurance Company's receipt of the request for information from the Fund, or its designee.

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III. Updated Schedules

Schedule 1 and Schedule 2 to the Agreement are replaced in their entirety with the following information:

   Schedule 1

   Name of Series:

   Bond Portfolio
   International Equity Portfolio
   Mid Cap Value Portfolio
   Small Company Portfolio
   U.S. Large Cap Core Equity Portfolio

   Schedule 2

   Name of Separate Accounts:

   Genworth Life of New York VA Separate Account 1

                               Genworth Life Insurance Company of New York
                               (formerly, GE Capital Life Assurance Company of New York)

                               Authorized Signer:
                                                  ------------------------
                               Name:  Geoffrey S. Stiff
                               Title: Senior Vice President
                               Date:
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                               J.P. Morgan Series Trust II

                               Authorized Signer:
                                                  ------------------------
                               Name:
                                      ---------------------------------
                               Title:
                                      ---------------------------------
                               Date:
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